Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated Employee and Trustee Long-Term Incentive Plan of Peakstone Realty Trust of our reports dated February 22, 2024, with respect to the consolidated financial statements of Peakstone Realty Trust, and the effectiveness of internal control over financial reporting of Peakstone Realty Trust, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
June 26, 2024